FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
559.222.1322

CENTRAL VALLEY COMMUNITY BANK NAMES JEFF M. MARTIN
EXECUTIVE VICE PRESIDENT, MARKET EXECUTIVE

FRESNO, CALIFORNIA…April 13, 2022…James J. Kim, President and Chief Executive Officer of Central Valley Community Bank (CVCB) and Central Valley Community Bancorp (Company), announced Jeff M. Martin as Executive Vice President, Market Executive, to lead CVCB’s Northern region encompassing Greater Sacramento, San Joaquin, Stanislaus and Merced Counties. Effective April 18, 2022, he can be reached directly by emailing jeff.martin@cvcb.com.
    A highly respected bank executive, Jeff brings over 20 years of leadership expertise, proven industry growth results, a drive for high client satisfaction and successful team development to CVCB. He joins the Company from a California community bank where he was regional president, covering a similar northern area territory in the state.
Jeff will serve on the Company’s Managing Committee and be responsible for leading strategic company-wide initiatives, guiding the success of his team with a specific focus on CVCB’s mission and core values, accelerating growth initiatives, and enhancing the value proposition for client relations. He will report to Blaine Lauhon, Executive Vice President and Chief Banking Officer.
“With a distinguished record of service and leadership in the Northern region and a passion for mentoring bankers to succeed, Jeff is a natural extension of CVCB’s culture and the embodiment of our mission and values,” said Kim. “We are pleased to welcome him to our seasoned executive management team, where his tremendous expertise will enhance the unique brand of service our clients expect of us. We know Jeff’s presence will also drive market expansion, opening opportunities for existing team member growth and the recruitment of new professional bankers to join our Company.”
Jeff appreciates the important role community banks play in investing in business relationships and improving communities, having served in leadership roles at both a national and a community bank. He has a keen understanding of the unique needs of Northern region businesses and is well known for his personal approach to client relations, team mentoring, and deep sense of service to the community. His educational background includes a Bachelor of Science degree from California State University,
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Sacramento, and as a community steward, he has served and assisted numerous nonprofit organizations throughout his career.
About Central Valley Community Bank
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. CVCB operates full-service offices throughout California’s San Joaquin Valley and Greater Sacramento region, in addition to maintaining Commercial, Real Estate and Agribusiness Lending, as well as Private Business Banking and Cash Management Departments.

Members of Central Valley Community Bancorp’s and CVCB’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), F. T. “Tommy” Elliott, IV, Robert J. Flautt, Gary D. Gall, James J. Kim, Andriana D. Majarian, Steven D. McDonald, Louis C. McMurray, Karen A. Musson, Dorothea D. Silva and William S. Smittcamp. Sidney B. Cox is Director Emeritus.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit CVCB on Twitter, Facebook and LinkedIn.

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Photo attachment: Jeff Martin, Executive Vice President, Market Executive, Northern Region